Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
META FINANCIAL GROUP, INC.

META FINANCIAL GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.                  Section A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FOURTH:

A.                 The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 21 million (21,000,000) shares, consisting of:

1.                  three million (3,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”);

2.                  fifteen million (15,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”); and

3.                  three million (3,000,000) shares of nonvoting common stock, par value one cent ($.01) per share (the “Nonvoting Common Stock”).”

Subject to the provisions set forth in this Certificate of Incorporation, in accordance with the provisions of Section 242(b)(2) of the Act, the number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of the class vote requirements set forth in Section 242(b)(2) of the Act.

2.                   Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended by inserting a new Section D to read in its entirety as follows:

D.                “Except as set forth in this Section D, the Common Stock and the Nonvoting Common Stock shall have the same rights and privileges, share ratably in all assets of the Corporation upon its liquidation, dissolution or winding-up, shall be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Corporation’s Board of Directors, and be identical in all other respects as to all other matters, except voting.

1.                  Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters voted upon by the stockholders.  The holders of Nonvoting Common Stock shall have no voting rights except as required by the Act.  Where shares of Nonvoting Common Stock are entitled to vote, each holder of Nonvoting Common Stock shall have one vote in respect of each share of Nonvoting Common Stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the Act.

2.                 In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Nonvoting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock in respect of their shares of Common Stock and holders of Nonvoting Common Stock shall receive only shares of Nonvoting Common Stock in respect of their shares of Nonvoting Common Stock.

3.                  Each share of Nonvoting Common Stock will automatically convert into one share of Common Stock only in the event of a “permitted transfer” to a transferee.  A “Permitted Transfer” means a transfer by a holder of Nonvoting Common Stock (i) to the Corporation; (ii) in a widespread public distribution; (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation; or (iv) to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from such holder of Nonvoting Common Stock.    Any transfer in violation of the foregoing sentence shall be null and void and the Corporation shall not have any obligation to recognize such transfer.  The issuance of certificates, if any, for shares of Common Stock upon conversion of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance.  The Corporation shall cooperate with the timely conversion of Nonvoting Common Stock subject to compliance with applicable law and regulations.

4.                  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Nonvoting Common Stock.  The Corporation shall take all action necessary so that all shares of Common Stock issuable upon conversion of Nonvoting Common Stock will, upon issue, be duly and validly issued, fully paid and non-assessable.

5.                  In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of the holder of shares of Nonvoting Common Stock, any securities issued with respect to the Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Nonvoting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Nonvoting Common Stock shall retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into common stock, as the Nonvoting Common Stock.  Subject to the immediately preceding sentence, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Nonvoting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Nonvoting Common Stock were converted into shares of Common Stock immediately prior to such offering.  In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Nonvoting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.  In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Nonvoting Common Stock shall be issued in the form of Nonvoting Common Stock rather than Common Stock.”

3.                  The aforementioned amendments were duly adopted by the Board of Directors of the Corporation, and by the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, in accordance with the provisions of Section 242 of the Act.

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IN WITNESS WHEREOF, Meta Financial Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation this 25th day of January, 2016.

META FINANCIAL GROUP, INC.

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	Chairman of the Board and Chief Executive Officer